Exhibit 99.2

3M Appoints New Chief Financial Officer

Anurag Maheshwari to join 3M on September 1

ST. PAUL, Minn.— August 1, 2024—3M (NYSE:MMM) announced today that Anurag Maheshwari is appointed Executive Vice President and Chief Financial Officer (CFO), effective September 1, 2024.

Maheshwari currently serves as Executive Vice President and Chief Financial Officer for Otis Worldwide Corporation (Otis), a global leader in the manufacture, installation, and servicing of elevators and escalators, with customers and passengers in more than 200 countries and territories. He joins 3M with proven experience as a chief financial officer and expertise across financial and business functions, including strategic planning, operations, investor relations, capital deployment, business transformation, and P&L ownership.

Before being named Otis’ CFO in July 2022, Maheshwari spent two years in the Asia Pacific region at Otis, serving as Vice President, Finance, Information Technology and Chief Transformation Officer. Prior to joining Otis, Maheshwari served as Vice President, Investor Relations, at Harris Corporation and then L3Harris from January 2017 to February 2020, leading the company's interaction with the investor community, while driving strategic investment planning and capital deployment. He began his career as a consultant before taking on several executive-level roles of increasing responsibility in strategy, business leadership, private equity, and finance at United Technologies, Affinity Equity Partners, and Harris Corporation. Maheshwari holds a master’s degree in finance from the Asian Institute of Management and a bachelor’s degree in economics from Bombay University.

“I am thrilled to welcome Anurag to 3M and to our leadership team,” said Bill Brown, 3M Chief Executive Officer. “I have known and worked with him for more than twenty years and am confident that his leadership and expertise will play a vital role in driving profitable growth at 3M, achieving operational excellence across the enterprise, and advancing our capital allocation priorities.”

“I am excited to join 3M, a company I have long admired as one of the most innovative in the world,” said Maheshwari. “I look forward to working again with Bill and partnering with the team to advance the company’s priorities and make a positive impact for our customers, employees, and shareholders.”

As 3M’s CFO, Maheshwari will lead the Company’s global finance organization and will be responsible for business finance, accounting, treasury, financial planning and analysis, tax, and investor relations, in addition to transformation, country governance, and 3M’s global service centers.

Pending Maheshwari’s assumption of the CFO role on September 1, 3M announced the appointment of Teri Reinseth as Interim Chief Financial Officer, effective August 1, 2024. Reinseth currently serves as the Company’s Senior Vice President, Corporate Controller and Chief Accounting Officer, and has been in this role since April 1, 2019.

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Media Contacts

Investor Contacts:
Bruce Jermeland, 651-733-1807
or
Diane Farrow, 612-202-2449
or
Eric Herron, 651-233-0043

Exhibit 99.2
Media Contact:
Sean Lynch, Slynch2@mmm.com